Exhibit 3.1
CERTIFICATE OF FORMATION
OF
BBVA COMPASS BANCSHARES, INC.
(as amended to date, effective May 14, 2013, and restated for SEC filing purposes)

ARTICLE 1

The filing entity being formed is a for-profit corporation. The name of the entity is BBVA Compass Bancshares, Inc.
ARTICLE 2
Registered Agent and Registered Office
The initial registered agent is an organization by the name of CT Corporation System.
The business address of the registered agent and the registered office address is 350 N. St. Paul Street, Dallas, TX 75201.
ARTICLE 3
Directors
The number of directors constituting the initial board of directors and the names and addresses of the person or persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are as follows:
Peter Paulson
BBVA USA
Waterway Plaza Two, Suite 610
1001 Woodloch Forest Drive
The Woodlands, Texas 77308
ARTICLE 4
Authorized Shares
The total number of shares the corporation is authorized to issue is 300,000,000. The par value of each of the authorized shares is $0.01.
ARTICLE 5
Purpose
The purpose for which the corporation is formed is for the transaction of any and all lawful business for which a for-profit corporation may be organized under the Texas Business Organizations Code.

ORGANIZER
The name and address of the organizer:
Alexander Gillette
CGSH, LLP
One Liberty Plaza
New York, New York 10006
EFFECTIVENESS OF FILING
This document becomes effective when the document is filed by the secretary of state.

EXECUTION
The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.
Date: February 15, 2007
/s/ Alexander Gillette
Signature of Organizer